Exhibit 5.3

CONCERTGEBOUWPLEIN 20 • 1071 LN AMSTERDAM • THE NETHERLANDS

TELEPHONE: +31 20 305 4200 • FACSIMILE: +31 20 305 4201

To:	Bunge Finance Europe B.V. 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017, United States of America ("Addressee")

9 September 2024

Re:	Bunge Finance Europe B.V. – Registration Statement on Form S-3 | Dutch Legal Opinion

Dear Addressee,

We have been requested to render a legal opinion to the Addressee as to certain matters of Dutch law in connection with Bunge Finance Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law, having its corporate seat (statutaire zetel) in Rotterdam, the Netherlands, with office address at 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017, United States of America, registered with the Commercial Register (as defined below) under number 24347428 (the "Company") in connection with the authorization of the possible issuance and sale from time to time of an indeterminate amount of debt securities by Bunge Finance Europe B.V. (the "Debt Securities") as contemplated by the Registration Statement on Form S-3 to which this opinion is an exhibit (the "Registration Statement"). The Registration Statement relates to the registration (the "Registration") under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of certain Debt Securities, which, if issued, will be fully and unconditionally guaranteed by Bunge Global SA (the "Parent").

The Debt Securities, if issued, will be issued pursuant to an indenture, expressed to be governed by the laws of the State of New York, between the Company as issuer, the Parent as guarantor and U.S Bank Trust Company, National Association as trustee, as supplemented by any duly authorized and executed supplemental indenture, that has been authorized, executed and delivered by the Company, the Parent and the applicable trustee in a form approved by us (an "Indenture"). Each Indenture will, to the extent the context permits or requires, include the terms of the relevant Debt Securities and a form indenture is attached as an exhibit to the Registration Statement.

Scope of Opinion

Capitalized terms used in this opinion will, unless otherwise defined in Annex 1 (Definitions) hereto, have the respective meaning given to those in the Registration Statement or Indenture. The section headings used in this opinion are for convenience of reference only and are not to affect the interpretation of this opinion. References to 'this opinion' refer to this opinion letter including the Annexes 1 through 4 hereto.

References made to "Dutch" or "the Netherlands" only include the European territory of the Kingdom of the Netherlands.

Other than as expressly stated in this opinion, we have not investigated or verified the accuracy of the facts, representations and warranties set out in the Registration Statement or Indenture in any other document on which we have relied in giving this opinion, and for the purpose of this opinion, we have assumed that such facts, representations and warranties are correct.

ADVOCATEN EN NOTARISSEN / ATTORNEYS AT LAW AND CIVIL-LAW NOTARIES

REGISTERED WITH THE CHAMBER OF COMMERCE UNDER NUMBER 57062587

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT
DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE
MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SAUDIA ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

This opinion is given only with respect to Dutch law as in force at the date of this opinion as applied by leading precedents of the Dutch Supreme Court (Hoge Raad der Nederlanden) published in writing in leading legal periodicals prior to the issuance of this opinion. We do not express an opinion on matters of fact or representations and warranties (with the exception of those matters on which we have specifically and expressly given an opinion), matters of law of any jurisdiction other than the Netherlands, tax law, competition law (including but not limited to antitrust, state aid and abuse of dominant position), administrative law, regulatory law, sanctions law and international law (including, without limitation, the laws of the European Union, except to the extent the laws of the European Union have direct force and effect in the Netherlands). No opinion is being given on commercial, accounting or non-legal matters or on the financial ability of the parties to meet their obligations under the Registration Statement or Indenture.

In issuing this opinion no undertaking or obligation is assumed on our part to revise, update or amend this opinion in connection with or to notify, inform or advise the Addressee of any developments, scope changes or other changes of Dutch and European law subsequent to today's date which might render its contents untrue or inaccurate in whole or in part.

This opinion is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed in this opinion.

Documents Examined

For the purposes of this opinion, we have exclusively examined and relied on copies of originals or electronic copies of the documents listed in Annex 2 (Documents).

Opinion

Based upon the assumptions set out in Annex 3 (Assumptions) and subject to the qualifications set out in Annex 4 (Qualifications), we are of the opinion that:

Incorporation, existence and corporate power

1.	The Company is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), duly incorporated and validly existing under Dutch law and has the corporate power to execute, if duly authorized by a valid resolution of the board of directors of the Company, each Indenture and, when the Indenture is validly signed, to undertake and perform its obligations under such Indenture and to issue the Debt Securities and to perform its obligations under such Debt Securities.

No violation

2.	The entering into by the Company of each Indenture and, when validly signed, the performance by the Company of its obligations under such Indenture (including the issuance of the Debt Securities which are contemplated to be issued by such Indenture) and the relevant Debt Securities does not violate any existing provision of, or regulation under the Articles or Dutch law.

Valid issuance

3.	When issued, the Debt Securities will have been validly issued by the Company.

Legal valid and binding obligations

4.	Under the express reservation that we are not qualified to assess the correct meaning or the effectiveness of their terms as they are not governed by Dutch law, there is nothing in Dutch law which would prevent an Indenture (and the Debt Securities issued thereby), which is expressed to be governed by the laws of the State of New York, from constituting legal, valid and binding obligations of the Company, enforceable against them in accordance with its respective terms.

Confidentiality, Reliance, Choice of Law and Forum

This opinion:

(a)	expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that any issues of interpretation or liability issues arising under this opinion will be governed by Dutch law and be brought before the Dutch courts;

(b)	speaks as per the date stated above and as per the moment it has been rendered;

(c)	is addressed to the Addressee and is solely for the benefit of the Addressee;

(d)	is addressed to the Addressee and is solely for the purpose of Registration, to be attached to the Registration Statement as an exhibit; and

(e)	is solely rendered by Jones Day, with the exclusion of any of its partners, officers, employees, contractors, legal or other professionals, support personnel or people, trainees, and affiliates, any third party engaged by it, or any other person or entity. No claim shall ever be made against any individual or entity belonging to or related to Jones Day. Jones Day is the sole entity responsible for this opinion.

We hereby consent to the filing of this legal opinion with the U.S. Securities and Exchange Commission (the "SEC") as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not represent that we are a person whose consent is required under the Securities Act, or under any rules and regulations promulgated by the SEC.

This opinion including the annexes to it and any contractual or non-contractual obligations arising out of or in connection with it are governed by Dutch law, excluding the private international law rules thereof.

The courts of Amsterdam, the Netherlands, have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this opinion and, accordingly, any proceeding arising out of or in connection with this opinion shall be brought before those courts. The Addressee and any party relying on, or having any interest in, this opinion shall submit to the jurisdiction of those courts and waives any objection to any proceeding in any such court on the ground of venue, on the ground that any proceedings have been brought before an inconvenient forum, or any other ground.

Yours sincerely,

Jones Day

ANNEX 1 – DEFINITIONS

"Amendment Deed" means the deed of amendment of the articles of association listed under 2.1 (Incorporation Deed and Amendment Deed) in Annex 2 (Documents).

"Articles" means the articles of association as included it he Amendment Deed listed under 2.1 (Incorporation Deed and Amendment Deed) in Annex 2 (Documents).

"Commercial Register" means the trade register (handelsregister) maintained with the Dutch Chamber of Commerce (Kamer van Koophandel).

"Corporate Documents" means the documents listed under 1.1 (Corporate Documents) in Annex 2 (Documents).

"DCC" means the Dutch Civil Code (Burgerlijk Wetboek).

"Documents" means the documents listed in Annex 2 (Documents).

"Extract" means the document listed under 2.2 (Extract) in Annex 2 (Documents).

"Incorporation Deed" means the document listed under 2.1.1 (Incorporation Deed and Amendment Deed) in Annex 2 (Documents).

ANNEX 2 - DOCUMENTS

1	Opinion Document

1.1	a copy of the Indenture.

2	Corporate Documents

2.1	Incorporation Deed and Amendment Deed

True copies of:

2.1.1	the deed of incorporation of the Company, executed on 9 April 2003; and

2.1.2	the deed of amendment of the articles of association of the Company, executed on 10 July 2023.

2.2	Extract

2.2.1	A certified online extract (gewaarmerkte uittreksel) dated 9 September 2024, in relation to the registration of the Company, registered at the Commercial Register under file number 24347428.

3	Other Transaction Documents

3.1.1	A signed copy of the Registration Statement.

ANNEX 3 - ASSUMPTIONS

For the purposes of this opinion, we have assumed the following:

1	Documents

1.1	The genuineness of all signatures on all documents and on the originals of those documents.

1.2	The accuracy and completeness of all documents submitted to us as originals and the conformity to originals of all translated, conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copies conform to the final and executed or signed documents.

2	Incorporation, existence and corporate power

2.1	That (a) the Incorporation Deed and the Amendment Deed are valid notarial deeds (notariële akten) and that the contents of those documents are correct and complete and (b) there were no defects in the incorporation of the Company (not appearing on the face of the Incorporation Deed) on the basis of which a court might dissolve (ontbinden) the Company.

2.2	That the Articles have not been amended, so that the Articles contain the correct and complete articles of association (statuten) of the Company as currently in force.

2.3	That each party to an Indenture (other than the Company) has:

a)	been duly incorporated or formed and is validly existing as a legal entity;

b)	the corporate power to enter into the Indenture and to perform its obligations under the Indenture and the Debt Securities issued thereby; and

c)	taken all necessary corporate action in connection with the entering into of the Indenture and the Debt Securities issued thereby.

2.4	The accuracy and completeness of the Corporate Documents and the factual matters stated, confirmed or evidenced by the Corporate Documents.

2.5	That the Company has not been dissolved (ontbonden), merged (gefuseerd), de-merged (gesplitst), split-off (afgesplitst), has not been converted (omgezet) into a different legal entity, foreign or domestic, no petition has been presented nor has a court declared the bankruptcy (faillissement) or (provisional) suspension of payments ((voorlopige) surseance van betaling) of the Company or has the Company been made subject to comparable insolvency proceedings in other jurisdictions, that no out of court restructuring plan (onderhands akkoord) procedure is being prepared or has been commenced involving the Company and that no receiver, trustee, administrator, restructuring expert or similar officer(s) has been appointed in respect of the Company or its assets and that no decision has been adopted to dissolve the Company by (i) the Commercial Register under article 2:19a DCC or (ii) the competent court under article 2:21 DCC.

Although not constituting conclusive evidence thereof, this assumption is supported by (i) the information derived from the Extract and (ii) the information derived today from the online Dutch central insolvency register (centraal insolventieregister) at www.rechtspraak.nl (as regards the out of court restructuring plan (onderhands akkoord) procedure, a search can be performed with respect to a public procedure only).

2.6	That the execution of an Indenture and the performance of the transactions contemplated by such Indenture are in the corporate interest (vennootschappelijk belang) of the Company, for bona fide commercial reasons and not detrimental to its respective creditors (present and future).

3	Corporate action

3.1	That there is neither a works council (ondernemingsraad), a central works council (centrale ondernemingsraad), a group works council (groepsondernemingsraad), or a joint works council (gemeenschappelijke ondernemingsraad), with any advisory rights (adviesrecht) under article 25 of the Dutch Works Councils Act (Wet op de ondernemingsraden) nor any right of consent (instemmingsrecht) pursuant to article 27 of the Dutch Works Council Act and no European works council (Europese ondernemingsraad) is to be informed or consulted either directly or indirectly on the basis of the Dutch European Works Council Act (Wet op de Europese Ondernemingsraden) in regard to any transaction or action contemplated by the Registration Statement or Indenture, nor is the Company in the process of installing such a works council or has an obligation to install such a works council pursuant to the mandatory rules of the Dutch Works Councils Act.

3.2	That no Dutch court has imposed a civil law director disqualification (civielrechtelijk bestuursverbod) in respect of any of the members of the board of managing directors of the Company and that no member of the board of managing directors of the Company has been suspended by the Enterprise Chamber (Ondernemingskamer) or is subject to the other provisions listed in article 2:356 DCC, and the Enterprise Chamber has not appointed any other person to act as temporary member of the management board of the Company.

4	No violation

4.1	That each of party to whom the Debt Securities will be issued or resold meets the criteria to qualify as not forming part of the Public, whereby "Public" means the public as interpreted under the Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC ("CRD IV") and the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 ("CRR") by the relevant authority/ies.

4.2	That the Company complies with the Dutch Financial Supervision Act (Wet Financieel Toezicht).

5	Valid Issuance

5.1	Each Indenture will have been entered into in the form referred to in this opinion without material deviation.

5.2	Any Debt Securities will:

a)	have been issued pursuant to an Indenture, and such Indenture will have been qualified under the Trust Indenture Act of 1939, as amended;

b)	all terms of the Debt Securities not provided for in the Indenture will have been established in accordance with the provisions of such Indenture and reflected in appropriate documentation approved by us and, if applicable, duly executed and delivered by the Company and the Parent, as applicable, and the trustee; and

c)	the Debt Securities will be executed, authenticated, issued and delivered, and any guarantees will be issued and delivered, in accordance with the provisions of the Indenture.

6	Legal, valid and binding obligations

6.1	That under any applicable law (other than, in relation to the Company, Dutch law) each Indenture and the Debt Securities issued thereby, constitute the legal, valid and binding obligations of the persons expressed to be a party to such Indenture, enforceable against them in accordance with its terms.

ANNEX 4 - QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

1	Documents

1.1	Our review of the Indenture and of any other documents subject or expressed to be subject to any other law than Dutch law has been limited to the terms of these documents as they appear to us on their face.

2	Incorporation, existence and corporate power

2.1	The Extract may not completely and accurately reflect the corporate status and position of the Company insofar as there may be a delay between the adopting of a corporate action and the filing of the necessary documentation at the Commercial Register and a further delay between such filing and an entry appearing on the files of the Company at the Commercial Register.

2.2	It is possible that after our review of the online registrar, a petition could be made to the office of the bankruptcy registrar of the competent district court in view of the corporate seat of the Company to have the Company declared bankrupt or to grant a suspension of payments. Such bankruptcy or suspension of payments would have retroactive effect as from 00.00 hours of this date. An online search performed today with the EU Insolvency Register (EU Insolventieregister) referred to in article 19b of the Dutch Bankruptcy Act (Faillissementswet) maintained with the court of first instance of The Hague, the Netherlands, showed that no insolvency procedure as referred to in article 2 of the European Parliament and Council Regulation (EU) no. 2015/848 of 20 May 2015 on insolvency proceedings (recast) (as last amended by Regulation (EU) No. 2021/2260 of the European Parliament and of the Council of 15 December 2021) is registered in respect of the Company. We have not performed any further investigation in this respect.

2.3	Article 2:7 DCC entitles a company to annul a legal act (vernietigen van een rechtshandeling) if that legal act cannot serve to realize the objects of the relevant company and the other parties to that act knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded. The annulment can only be performed by the company itself (or the trustee (curator) in bankruptcy) and not by the other parties involved, if the aforementioned requirements are met, and such annulment must involve all other parties to the legal act. The Dutch Supreme Court has ruled that in determining whether the objects of a company have been exceeded, the description of the object clause in the articles of association of the company alone is not decisive, but that all circumstances have to be taken into account. In particular, it should be taken into account whether the interests of the company were served by the transaction. Most authoritative legal writers agree that acts of a company which are (a) within the objects clause as contained in the articles of association of the company and (b) in the actual interest of the company in the sense that such acts are conducive to the realization of the objects of the company as laid down in its articles of association, do not exceed the objects of the company and therefore are not subject to annulment pursuant to article 2:7 DCC, which view is supported by the Dutch Supreme Court. In practice, the concept of ultra vires has rarely been applied in Dutch court decisions. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Annulment of a transaction can result in (internal) liability of the managing directors towards the legal entity.

2.4	Our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, out of court restructuring (onderhands akkoord) or moratorium laws, the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (as last amended by Regulation (EU) No. 2021/2260 of the European Parliament and of the Council of 15 December 2021), the Financial Transactions Emergency Act (Noodwet financieel verkeer) and other laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies (including the doctrine of creditors' prejudice (actio pauliana) within the meaning of article 3:45 DCC or article 42 et seq. of the Dutch Bankruptcy Act).

2.5	No opinion is given (or may be inferred or implied) in respect of the authority of any of the parties to the Registration Statement or any Indenture (other than the Company) or any other person or entity providing such services to the Company lawfully to offer or perform any and all regulated investment services (including, but not limited to investment, securities, insurance or banking services) or on the consequences any lack of such authority may have on the Registration Statement or such Indenture.

2.6	The interpretation of an agreement (overeenkomst) or juridical act (rechtshandeling) under Dutch law generally means the determining, taking into account all circumstances of the case, of the meaning any of the parties to that agreement or act in the given circumstances were reciprocally reasonably entitled to attach to the terms of that agreement and to each other's statements or conduct, as well as on the parties' reasonable expectations in that respect (the so-called Haviltex standard). Publicly registered deeds, including notarial deeds, must be interpreted in relation to third parties on the basis of their wording, according to objective standards in light of the entire content of the deed. Between the parties to the deed, however, the Haviltex standard may also be relevant.

Although there is no case law of the Dutch Supreme Court on interpreting opinion letters, it may be expected that the wording thereof may carry substantial weight in that respect.

3	No violation

3.1	In relation to the opinions expressed in opinion 2 (No violation) it should be noted that as of 1 January 2014 the CRR has entered into force. As a result, the definition of "bank" in the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, which, including its subordinate regulations and decrees, is referred to in this opinion as the "Act") has been replaced by the definition of "credit institution" in CRR, being: "an undertaking the business of which is to receive deposits or other repayable funds from the public and to grant credits for its own account". Under Dutch law, conducting the business of a credit institution without a banking license is prohibited. It should further be noted that the Act provides that attracting, obtaining or holding repayable funds from the public is also prohibited. There is limited official guidance on a European Union level as to the concepts of the "the business of which", "other repayable funds" and "the public". The explanatory notes to the legislative proposal for the implementation of CRD IV provides that to the extent there is no clear guidance at a European level, the former Dutch interpretation of these definitions will continue to be taken into account. This means that, amongst others, the former Dutch safe harbour which allows parties to attract repayable funds with a minimum amount of EUR 100,000 per debt instrument, or its equivalent in another currency will remain relevant until further European guidance has been made available.